Exhibit 99.1

McGrath RentCorp Announces Results for Fourth Quarter 2010

EPS increases 41% to $0.52 for the Quarter

Rental revenues increase 17%

Company announces 2% dividend increase

LIVERMORE, Calif.--(BUSINESS WIRE)--February 23, 2011--McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business to business rental company, today announced revenues for the quarter ended December 31, 2010, of $79.9 million, an increase of 20%, compared to $66.5 million in the fourth quarter of 2009. The Company reported net income of $12.7 million, or $0.52 per diluted share for the fourth quarter of 2010, compared to net income of $8.9 million, or $0.37 per diluted share, in the fourth quarter of 2009.

Total revenues for the year ended December 31, 2010, were $291.4 million, compared to $275.6 million in 2009. Rental revenues increased 8% to $200.6 million in 2010 compared to $186.4 million in 2009. Net income for the year ended December 31, 2010 increased 9% to $36.5 million, compared to net income of $33.3 million in the prior year. Diluted earnings per share increased 7% to $1.50 in 2010 from $1.40 in 2009.

The Company also announced that the board of directors declared a quarterly cash dividend of $0.23 per share for the quarter ending March 31, 2011, an increase of 2% over the prior year period. On an annualized basis, the 2011 dividend represents a 3.6% yield based on the February 22, 2011 closing stock price. The cash dividend will be payable on April 29, 2011 to all shareholders of record on April 15, 2011.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our Company-wide 17% increase in rental revenues for the quarter from a year ago reflects very favorable business activity and rental revenue increases in both our electronics and tank rental businesses. These very positive results were partly offset by our modular business rental revenues declining by 3% for the same comparative period; however modular rental revenues were relatively flat from the third quarter 2010.

For our electronics division, rental revenues for the quarter increased by $2.7 million or 14% to $22.5 million from a year ago. However, income from operations increased 85% to $7.2 million. In addition to higher rental revenues, our electronics business also benefited from higher gross profit on equipment sales, and lower SG&A expenses from a year ago.

Our tank rental business nearly doubled rental revenues to $11.7 million for the quarter from $5.9 million a year ago. The strong increase in rental revenues was directly related to higher business activity levels, supported by new branch locations, a larger sales force and expansion of Adler’s rental equipment inventory. Income from operations for the quarter was up over three-fold from a year ago to $5.9 million as the business continued to more fully leverage prior quarter new employee and other infrastructure investments.

Our modular division rental revenues for the fourth quarter decreased by $0.7 million, or 3%, to $20.8 million from a year ago. Rental revenues were relatively flat as compared to the third quarter of 2010 at $20.9 million. Income from operations for the quarter was down 13% from a year ago to $8.7 million; however, modular gross profit was down only 3%, in line with the rental revenue reduction. The higher percentage reduction in income from operations was due to higher SG&A expenses primarily associated with the continued expansion of our portable storage rental initiative.

Modular utilization at the end of the fourth quarter was relatively flat at 67.2% compared to 67.4% at the end of the third quarter. Quarterly average utilization has stayed within a very narrow range of approximately one-half percentage point throughout all of 2010. We believe that the flat utilization range throughout 2010, coupled with approximately a 2% increase in rental revenues in the second half of 2010 compared to the first half of the year, and higher business activity levels thus far in 2011 compared to a year ago, reflect an increasingly stable modular rental market. However, significant uncertainty remains in the California modular market due to continuing state fiscal and high unemployment rate challenges.

Our portable storage, environmental test equipment and Mid-Atlantic modular initiatives collectively had an annualized rental revenue run rate of just under $9.5 million based upon our fourth quarter 2010 results. This quarterly rental revenue run rate is approximately 85% higher than it was a year ago. Additionally, in the aggregate, these initiatives were profitable in the fourth quarter of 2010. Keep in mind that we have grown all of these initiatives very favorably through the Great Recession. As the general and regional economies recover, we are excited about the opportunities for further growth of these initiatives.

In 2010, we invested capital in new rental assets predominantly to support the expansion of Adler Tank Rentals and increased business levels for our electronics division and, to a lesser degree, to expand our portable storage, environmental test equipment and Mid-Atlantic modular initiatives. Overall in 2010, we had a net addition of $70 million in rental assets, paid over $21 million in dividends, and finished the year with a very healthy key borrowing metric of funded debt to the last twelve months actual adjusted EBITDA of 2.01 to 1.

Our 2010 fourth quarter net income of $12.7 million reflects our highest final quarter of the fiscal year in the Company’s history. As we begin 2011, there is plenty to be excited about including: a) the growth potential of Adler Tank Rentals, b) an industry leadership position and the operating disciplines of our electronics business, c) the stabilization and higher rental activity of our modular business, and d) the momentum of our portable storage and environmental test equipment initiatives.”

All comparisons presented below are for the quarter ended December 31, 2010 to the quarter ended December 31, 2009 unless otherwise indicated.

MOBILE MODULAR

For the fourth quarter of 2010, the Company’s Mobile Modular division reported a 13% decrease in income from operations to $8.7 million. Rental revenues decreased 3% to $20.8 million and other direct costs increased 17% to $4.6 million, which resulted in a decrease in gross profit on rental revenues of 10% to $12.7 million. Sales revenues increased 30% to $5.5 million with gross profit on sales revenues increasing 36% to $1.5 million due to higher used equipment sales revenues in the fourth quarter of 2010. Selling and administrative expenses increased 12% to $7.1 million as a result of increased investment in our Mid-Atlantic and Portable Storage growth initiatives.

TRS-RENTELCO

For the fourth quarter of 2010, the Company’s TRS-RenTelco division reported an 85% increase in income from operations to $7.2 million. Rental revenues increased 14% to $22.5 million, together with flat depreciation expense of $9.5 million and other direct costs increasing 5% to $3.3 million, resulted in an increase in gross profit on rental revenues of 37% to $9.7 million. Sales revenues increased 17% to $7.0 million with gross profit on sales increasing 24% to $2.7 million, primarily due to higher gross margins on used equipment sales revenues in the fourth quarter of 2010. Selling and administrative expenses decreased 3% to $5.6 million.

ADLER TANKS

For the fourth quarter of 2010, the Company’s Adler Tanks division more than tripled its income from operations to $5.9 million. Rental revenues nearly doubled to $11.7 million, which resulted in an increase in gross profit on rental revenues of $4.8 million. Rental related services revenues increased 60% to $2.6 million, with gross profit on rental related services revenues increasing 115% to $0.6 million. Selling and administrative expenses increased 48% to $3.4 million, primarily due to increased salaries and benefits for additional sales and operational employees.

OTHER FOURTH QUARTER HIGHLIGHTS

  Debt decreased $6.9 million during the quarter to $265.6 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 0.97 to 1 at September 30, 2010 to 0.90 to 1 at December 31, 2010. As of December 31, 2010, the Company had capacity to borrow an additional $101.4 million under its lines of credit.
  Dividend rate increased 2% to $0.225 per share for the fourth quarter 2010 compared to the fourth quarter 2009. On an annualized basis, this dividend represents a 3.5% yield on the February 22, 2011 close price of $25.79.
  Adjusted EBITDA increased 23% to $39.2 million for the fourth quarter of 2010. At December 31, 2010, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.01 to 1 compared to 1.94 to 1 at December 31, 2009. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and other non-cash stock-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company expects 2011 full-year earnings per share to be in a range of $1.52 to $1.62 per diluted share.

In 2011, the Company expects approximately 10% growth in rental revenues compared to 2010 and higher sales revenues. The Company expects rental revenue growth in each of its rental divisions, with strongest growth in Adler Tanks. However, a significant level of uncertainty remains in the California modular rental market. Rental equipment depreciation expense is expected to increase to $58 to $59 million, driven by rental fleet growth. Selling and administrative costs are expected to increase to approximately $77 to $79 million to support business growth, continued investment in Adler Tanks and our portable storage initiative, and removal of employee cost austerity measures in place during 2010. Full year interest expense is forecasted to be approximately $9 million. The Company expects the 2011 effective tax rate to be 39.2%. These forward-looking statements reflect McGrath RentCorp’s expectations as of February 23, 2011. Actual 2011 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the “forward-looking statements” paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. Under the trade name Mobile Modular Management Corporation (Mobile Modular), it rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, North Carolina, Georgia, Maryland, Virginia and Washington, D.C. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. In 2008, the Company purchased the assets of Adler Tank Rentals, a New Jersey based supplier of rental containment solutions for hazardous and nonhazardous liquids and solids with operations today in the Northeast, Mid-Atlantic, Midwest, Southeast, Southwest and West. Also, in 2008, under the trade name TRS-Environmental, the Company entered the environmental test equipment rental business serving the Americas. In 2008, the Company also entered the portable storage container rental business in Northern California under the trade name Mobile Modular Portable Storage, and in 2009 expanded this business into Southern California, Texas and Florida. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com

Tanks and Boxes – www.AdlerTankRentals.com

Modular Buildings – www.MobileModularRents.com

Portable Storage – www.MobileModularRents-PortableStorage.com

Electronic Test Equipment – www.TRS-RenTelco.com

Environmental Test Equipment – www.TRS-Environmental.com

School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of January 26, 2011, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 23, 2011 to discuss the fourth quarter 2010 results. To participate in the teleconference, dial 1-877-941-2068 (in the U.S.), or 1-480-629-9712 (outside the US), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-406-7325 (in the U.S.), or 1-303-590-3030 (outside the U.S.). The pass code for the call replay is 4399097.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: increasing stability in the modular rental market with higher rental activity levels; the quarterly rental revenue run rate for the portable storage, environmental test equipment and Mid-Atlantic modular initiatives based upon the Company's fourth quarter 2010 results; opportunities for further growth of the Company's portable storage, environmental test equipment and Mid-Atlantic modular initiatives as the general and regional economies recover; the growth potential of Adler Tank Rentals, momentum of the Company's portable storage and environmental test equipment initiatives; and our statements under the heading “Financial Guidance.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the continuation of the current recession and financial, budget and credit crises, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors, our customers need and ability to rent our products, and the Company’s ability to access additional capital in the current uncertain capital and credit market; changes in state funding for education and the timing and impact of federal stimulus monies; the effectiveness of management’s strategies and decisions, general economic, stock market and business conditions, including in the states and countries where we sell or rent our products; continuing demand for our products; hiring, retention and motivation of key personnel; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; the cost of and our ability to successfully implement information system upgrades; our ability to finance expansion and to locate and consummate acquisitions and to successfully integrate and operate Adler Tanks and other acquisitions; fluctuations in interest rates and the Company’s ability to manage credit risk; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; fluctuations in the Company’s effective tax rate; changes in financial accounting standards; our failure to comply with internal control requirements; catastrophic loss to our facilities; effect on the Company’s Adler Tanks business from reductions to the price of oil or gas; new or modified statutory or regulatory requirements; success of the Company’s strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally, including unfavorable exchange rates for the U.S. dollar against our Canadian dollar denominated revenues.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in our Form 10-K for the year ended December 31, 2010 which is expected to be filed with the SEC on February 25, 2011, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2010	2009	2010	2009

REVENUES
Rental	$ 54,957	$47,089	$200,615	$186,442
Rental Related Services	8,984	6,894	34,702	33,352
Rental Operations	63,941	53,983	235,317	219,794
Sales	15,520	11,966	54,055	53,376
Other	456	565	2,002	2,473
Total Revenues	79,917	66,514	291,374	275,643

COSTS AND EXPENSES
Direct Costs of Rental Operations
Depreciation of Rental Equipment	14,734	13,993	56,399	57,215
Rental Related Services	6,821	5,643	26,542	25,271
Other	9,161	8,084	40,007	33,147
Total Direct Costs of Rental Operations	30,716	27,720	122,948	115,633
Costs of Sales	10,772	8,444	37,637	38,695
Total Costs of Revenues	41,488	36,164	160,585	154,328
Gross Profit	38,429	30,350	130,789	121,315
Selling and Administrative Expenses	16,624	14,898	65,553	60,236
Income from Operations	21,805	15,452	65,236	61,079
Interest Expense	1,539	1,582	6,186	7,105
Income Before Provision for Income Taxes	20,266	13,870	59,050	53,974
Provision for Income Taxes	7,523	4,968	22,571	20,649
Net Income	$ 12,743	$8,902	$36,479	$33,325

Earnings Per Share:
Basic	$ 0.53	$0.37	$1.52	$1.40
Diluted	$ 0.52	$0.37	$1.50	$1.40
Shares Used in Per Share Calculation:
Basic	24,085	23,775	23,944	23,745
Diluted	24,500	23,950	24,289	23,869

Cash Dividends Declared Per Share	$ 0.225	$0.220	$0.90	$0.88

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
	December 31,	December 31,
(in thousands)	2010	2009

ASSETS
Cash	$990	$1,187
Accounts Receivable, net of allowance for doubtful
accounts of $1,700 in 2010 and 2009	76,488	70,597
Income Taxes Receivable	6,131	6,251

Rental Equipment, at cost:
Relocatable Modular Buildings	514,548	504,018
Electronic Test Equipment	250,125	239,152
Liquid and Solid Containment Tanks and Boxes	133,095	80,916
	897,768	824,086
Less Accumulated Depreciation	(306,188)	(276,848)
Rental Equipment, net	591,580	547,238

Property, Plant and Equipment, net	83,861	77,092
Prepaid Expenses and Other Assets	13,944	14,240
Intangible Assets, net	12,868	13,670
Goodwill	27,700	27,661
Total Assets	$813,562	$757,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes Payable	$265,640	$247,334
Accounts Payable and Accrued Liabilities	49,612	50,975
Deferred Income	23,790	24,744
Deferred Income Taxes, net	179,543	167,470
Total Liabilities	518,585	490,523

Shareholders’ Equity:
Common Stock, no par value -
Authorized -- 40,000 shares
Issued and Outstanding -- 24,235 shares in 2010 and
23,795 shares in 2009	63,623	50,869
Retained Earnings	231,354	216,544
Total Shareholders’ Equity	294,977	267,413
Total Liabilities and Shareholders’ Equity	$813,562	$757,936

MCGRATH RENTCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Year Ended December 31,
(in thousands)	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$36,479	$33,325
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	62,577	63,130
Provision for Doubtful Accounts	1,494	1,389
Non-Cash Stock-Based Compensation	4,227	3,598
Gain on Sale of Used Rental Equipment	(11,728)	(10,892)
Change In:
Accounts Receivable	(7,385)	14,121
Income Taxes Receivable	120	1,676
Prepaid Expenses and Other Assets	296	4,079
Accounts Payable and Accrued Liabilities	3,399	(6,595)
Deferred Income	(954)	(3,311)
Deferred Income Taxes	12,073	21,880
Net Cash Provided by Operating Activities	100,598	122,400

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments related to Acquisition of Adler Tanks	(39)	(2,100)
Purchase of Rental Equipment	(122,749)	(70,479)
Purchase of Property, Plant and Equipment	(12,144)	(2,151)
Proceeds from Sale of Used Rental Equipment	28,694	29,255
Net Cash Used in Investing Activities	(106,238)	(45,475)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings (Payments) Under Bank Lines of Credit	30,306	(46,166)
Principal Payments on Senior Notes	(12,000)	(12,000)
Proceeds from the Exercise of Stock Options	7,506	1,098
Excess Tax Benefit from Exercise and Disqualifying Disposition of Stock Options	1,021	419
Payment of Dividends	(21,390)	(20,414)
Net Cash Provided by (Used in) Financing Activities	5,443	(77,063)

Net Decrease in Cash	(197)	(138)
Cash Balance, beginning of period	1,187	1,325
Cash Balance, end of period	$990	$1,187

Interest Paid, during the period	$6,306	$7,412
Net Income Taxes Paid (Refunds Received), during the period	$9,342	$(3,321)
Dividends Declared, not yet paid	$5,513	$5,235
Rental Equipment Acquisitions, not yet paid	$5,388	$10,429

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2010

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$20,759	$22,457	$11,741	$—	$54,957
Rental Related Services	5,741	618	2,625	—	8,984
Rental Operations	26,500	23,075	14,366	—	63,941
Sales	5,543	6,997	150	2,830	15,520
Other	87	352	17	—	456
Total Revenues	32,130	30,424	14,533	2,830	79,917

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,443	9,490	1,801	—	14,734
Rental Related Services	4,256	547	2,018	—	6,821
Other	4,584	3,250	1,327	—	9,161
Total Direct Costs of Rental Operations	12,283	13,287	5,146	—	30,716
Costs of Sales	4,071	4,319	106	2,276	10,772
Total Costs of Revenues	16,354	17,606	5,252	2,276	41,488

Gross Profit
Rental	12,732	9,717	8,613	—	31,062
Rental Related Services	1,485	71	607	—	2,163
Rental Operations	14,217	9,788	9,220	—	33,225
Sales	1,472	2,678	44	554	4,748
Other	87	352	17	—	456
Total Gross Profit	15,776	12,818	9,281	554	38,429
Selling and Administrative Expenses	7,070	5,597	3,411	546	16,624
Income from Operations	$8,706	$7,221	$5,870	$8	21,805
Interest Expense					1,539
Provision for Income taxes					7,523
Net Income					$12,743

Other Information
Average Rental Equipment [1]	$496,397	$250,651	$122,964
Average Monthly Total Yield [2]	1.39%	2.99%	3.18%
Average Utilization [3]	67.4%	66.2%	81.8%
Average Monthly Rental Rate [4]	2.07%	4.51%	3.87%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended December 31, 2009

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 21,464	$ 19,731	$ 5,894	$ —	$ 47,089
Rental Related Services	4,781	472	1,641	—	6,894
Rental Operations	26,245	20,203	7,535	—	53,983
Sales	4,250	5,987	116	1,613	11,966
Other	132	423	10	—	565
Total Revenues	30,627	26,613	7,661	1,613	66,514

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	3,454	9,553	986	—	13,993
Rental Related Services	3,820	464	1,359	—	5,643
Other	3,914	3,106	1,064	—	8,084
Total Direct Costs of Rental Operations	11,188	13,123	3,409	—	27,720
Costs of Sales	3,165	3,826	128	1,325	8,444
Total Costs of Revenues	14,353	16,949	3,537	1,325	36,164

Gross Profit (Loss)
Rental	14,096	7,072	3,844	—	25,012
Rental Related Services	961	8	282	—	1,251
Rental Operations	15,057	7,080	4,126	—	26,263
Sales	1,085	2,161	(12)	288	3,522
Other	132	423	10	—	565
Total Gross Profit	16,274	9,664	4,124	288	30,350
Selling and Administrative Expenses	6,316	5,755	2,300	527	14,898
Income (Loss) from Operations	$ 9,958	$ 3,909	$ 1,824	$ (239)	15,452
Interest Expense					1,582
Provision for Income taxes					4,968
Net Income					$ 8,902

Other Information
Average Rental Equipment [1]	$ 483,504	$ 242,174	$ 71,289
Average Monthly Total Yield [2]	1.48%	2.72%	2.76%
Average Utilization [3]	69.0%	63.6%	71.3%
Average Monthly Rental Rate [4]	2.14%	4.27%	3.87%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2010

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$82,648	$82,540	$35,427	$—	$200,615
Rental Related Services	22,947	2,240	9,515	—	34,702
Rental Operations	105,595	84,780	44,942	—	235,317
Sales	20,685	21,443	232	11,695	54,055
Other	432	1,513	57	—	2,002
Total Revenues	126,712	107,736	45,231	11,695	291,374

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,734	37,017	5,648	—	56,399
Rental Related Services	17,156	2,001	7,385	—	26,542
Other	23,087	12,587	4,333	—	40,007
Total Direct Costs of Rental Operations	53,977	51,605	17,366	—	122,948
Costs of Sales	15,833	12,682	180	8,942	37,637
Total Costs of Revenues	69,810	64,287	17,546	8,942	160,585

Gross Profit
Rental	45,827	32,936	25,446	—	104,209
Rental Related Services	5,791	239	2,130	—	8,160
Rental Operations	51,618	33,175	27,576	—	112,369
Sales	4,852	8,761	52	2,753	16,418
Other	432	1,513	57	—	2,002
Total Gross Profit	56,902	43,449	27,685	2,753	130,789
Selling and Administrative Expenses	28,309	22,395	12,161	2,688	65,553
Income from Operations	$28,593	$21,054	$15,524	$65	65,236
Interest Expense					6,186
Provision for Income taxes					22,571
Net Income					$36,479

Other Information
Average Rental Equipment [1]	$491,364	$244,425	$101,263
Average Monthly Total Yield [2]	1.40%	2.81%	2.92%
Average Utilization [3]	67.7%	66.0%	76.0%
Average Monthly Rental Rate [4]	2.07%	4.26%	3.84%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Twelve Months Ended December 31, 2009

(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$92,331	$75,500	$18,611	$—	$186,442
Rental Related Services	25,174	1,970	6,208	—	33,352
Rental Operations	117,505	77,470	24,819	—	219,794
Sales	25,201	20,586	170	7,419	53,376
Other	581	1,858	34	—	2,473
Total Revenues	143,287	99,914	25,023	7,419	275,643

Costs and Expenses
Direct Costs of Rental Operations:
Depreciation of Rental Equipment	13,718	40,175	3,322	—	57,215
Rental Related Services	18,676	1,898	4,697	—	25,271
Other	18,748	11,470	2,929	—	33,147
Total Direct Costs of Rental Operations	51,142	53,543	10,948	—	115,633
Costs of Sales	18,548	13,798	165	6,184	38,695
Total Costs of Revenues	69,690	67,341	11,113	6,184	154,328

Gross Profit
Rental	59,865	23,855	12,360	—	96,080
Rental Related Services	6,498	72	1,511	—	8,081
Rental Operations	66,363	23,927	13,871	—	104,161
Sales	6,653	6,788	5	1,235	14,681
Other	581	1,858	34	—	2,473
Total Gross Profit	73,597	32,573	13,910	1,235	121,315
Selling and Administrative Expenses	27,308	21,878	8,566	2,484	60,236
Income (Loss) from Operations	$46,289	$10,695	$5,344	$(1,249)	61,079
Interest Expense					7,105
Provision for Income taxes					20,649
Net Income					$33,325

Other Information
Average Rental Equipment [1]	$478,764	$247,743	$59,276
Average Monthly Total Yield [2]	1.61%	2.54%	2.62%
Average Utilization [3]	73.4%	61.4%	66.4%
Average Monthly Rental Rate [4]	2.19%	4.13%	3.94%

1 Average Rental Equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average Rental Equipment also excludes new equipment inventory.

2 Average Monthly Total Yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.

3 Average Utilization is calculated by dividing the cost of Average Rental Equipment on rent by the total cost of Average Rental Equipment.

4 Average Monthly Rental Rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company presents Adjusted EBITDA which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and evaluate the Company’s ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including stock-based compensation, is useful in measuring the Company’s cash available to operations and the performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles in the United States or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include stock-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the Securities and Exchange Commission, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net Income	$12,743	$8,902	$36,479	$33,325
Provision for Income Taxes	7,523	4,968	22,571	20,649
Interest	1,539	1,582	6,186	7,105
Income from Operations	21,805	15,452	65,236	61,079
Depreciation and Amortization	16,308	15,519	62,577	63,130
Non-Cash Stock-Based Compensation	1,072	894	4,227	3,598
Adjusted EBITDA [1]	$39,185	$31,865	$132,040	$127,807

Adjusted EBITDA Margin [2]	49%	48%	45%	46%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Adjusted EBITDA [1]	$39,185	$31,865	$132,040	$127,807
Interest Paid	(1,776)	(1,954)	(6,306)	(7,412)
Net Income Taxes (Paid) Refunds Received	(1,312)	(603)	(9,342)	3,321
Gain on Sale of Rental Equipment	(3,583)	(2,868)	(11,728)	(10,892)
Change in certain assets and liabilities:
Accounts Receivable, net	12,423	7,052	(5,891)	15,510
Income Taxes Receivable	(5,028)	4,264	120	1,676
Prepaid Expenses and Other Assets	1,645	246	296	4,079
Accounts Payable and Other Liabilities	1,248	(2,826)	2,363	(8,378)
Deferred Income	(8,351)	(2,654)	(954)	(3,311)
Net Cash Provided by Operating Activities	$34,451	$32,522	$100,598	$122,400

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and non-cash stock-based compensation.

2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

CONTACT:
McGrath RentCorp
Keith E. Pratt, 925-606-9200
Chief Financial Officer